Exhibit 10.5

LOGITECH

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of December 3, 2008, by and between Guerrino De Luca (the “Employee”) and Logitech Inc., a California corporation (the “Company”), and Logitech International S.A., a Swiss corporation (the “Parent”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. The Parent may from time to time consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company, the Parent and the Parent’s shareholders to provide the Employee with an incentive to continue his or her employment with the Company and to maximize the value of the Company and the Parent, upon the occurrence of a Change of Control, for the benefit of the Parent’s shareholders.

C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with severance benefits upon certain terminations of the Employee’s employment following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of the Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Salary. “Base Salary” shall mean the greater of (i) the Employee’s annual base salary, as in effect immediately prior to the Employee’s termination of employment with the Company, or (ii) the Employee’s annual base salary as in effect on the effective date of this Agreement.

(b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) the Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, or (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his or her duties.

(c) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) a merger or consolidation of the Parent with any other entity, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the complete liquidation of the Parent or the sale or other disposition by the Parent of all or substantially all of the Parent’s assets; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Parent representing fifty percent (50%) or more of the total voting power represented by the Parent’s then outstanding voting securities.

(d) Compensation Continuation Period. “Compensation Continuation Period” shall mean a period of twelve (12) consecutive months commencing on the date when the Employee’s employment with the Company terminates under circumstances that entitle the Employee to benefits under Section 4.

(e) Current Compensation. “Current Compensation” shall mean an amount equal to the sum of (i) the Base Salary and (ii) the Employee’s annual and quarterly bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the Employee pursuant to Section 4(a) or (b) below.

(f) Demotion. “Demotion” shall mean a material reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, without the Employee’s express written consent. Such reduction shall not be considered a “Demotion” unless (i) the Employee gives the Company written notice of such reduction within 90 days after such reduction occurs and (ii) the Company fails to remedy such reduction within 30 days after receiving the Employee’s written notice.

(g) Good Reason. “Good Reason” shall mean (i) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction, without the Employee’s express written consent and without good business reasons, (ii) a material reduction of the Employee’s Base Salary, (iii) a material reduction in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, with the result that the Employee’s overall benefits package is significantly reduced, (iv) the relocation of the Employee to a facility or location more than thirty (30) miles from his or her current location, without the Employee’s express written consent, or (v) the failure of the Company to obtain the assumption of this Agreement by any successor, as contemplated in Section 6(a) below. Clause (iii) above shall not apply in the event of any reduction of the amount of the bonus actually paid but shall apply in the event of a material reduction of the target bonus or bonus opportunity. A condition shall not be considered “Good Reason” unless the Employee gives the Company written notice of such condition within ninety (90) days after such condition comes into existence and the Company fails to remedy such condition within thirty (30) days after receiving the Employee’s written notice.

(h) Involuntary Termination. “Involuntary Termination” shall mean a Separation caused by (i) a termination by the Company of the Employee’s employment with the Company that is not effected for Cause or (ii) a resignation by the Employee of his or her employment with the Company for Good Reason.

(i) Separation. “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Term of Agreement; Termination of Prior Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied. Any prior agreement among the Company, the Employee and the Parent concerning the subject matter of this Agreement, including the Change of Control Severance Agreement dated as of January 28, 2008 among the Company, the Employee and the Parent, is hereby terminated.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment with the Company is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any or no reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s or the Company’s then existing employee benefit plans or policies at the time of termination.

4. Severance Benefits.

(a) Involuntary Termination. If the Employee is subject to an Involuntary Termination at any time within twelve (12) months after a Change of Control, then:

(i) Severance Payments. The Employee shall be entitled to receive continuing payments of severance pay during the Compensation Continuation Period at a rate equal to the Employee’s Current Compensation. Such severance payments shall be paid bi-weekly in accordance with the Company’s normal payroll practices and shall commence within thirty (30) days after the Involuntary Termination.

(ii) Continued Benefits. If the Employee elects to continue health insurance coverage for the Employee and his or her dependents (if applicable) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following his or her Involuntary Termination, then the Company shall pay the monthly premiums for such coverage under COBRA until the earliest of (A) the close of the Compensation Continuation Period, (B) the expiration of the continuation coverage under COBRA or (C) the date when the Employee and his or her dependents (if applicable) receive substantially equivalent health insurance coverage in connection with new employment.

(iii) Option Acceleration. The vesting and exercisability of each option granted to the Employee by the Parent prior to January 28, 2008 (or of any property received by the Employee in exchange for such options in a Change of Control) shall be automatically accelerated in full. The vesting, exercisability or settlement of any other equity awards granted to the Employee by the Parent shall be accelerated to the extent set forth in the applicable equity award agreement between the Employee and the Parent or the Company.

(iv) Outplacement Services. The Employee shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $5,000. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company.

(b) Demotion. If the Employee suffers a Demotion at any time within twelve (12) months after a Change of Control and a separation occurs because the Employee resigns his or her employment with the Company after satisfying the service requirement prescribed by Paragraph (v) below, then:

(i) Severance Payments. The Employee shall be entitled to receive continuing payments of severance pay during the Compensation Continuation Period at a rate equal to the Employee’s Current Compensation. Such severance payments shall be paid bi-weekly in accordance with the Company’s normal payroll practices and shall commence within thirty (30) days after the resignation.

(ii) Continued Benefits. If the Employee elects to continue health insurance coverage for the Employee and his or her dependents (if applicable) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following his or her resignation, then the Company shall pay the monthly premiums for such coverage under COBRA until the earliest of (A) the close of the Compensation Continuation Period, (B) the expiration of the continuation coverage under COBRA or (C) the date when the Employee and his or her dependents (if applicable) receive substantially equivalent health insurance coverage in connection with new employment.

(iii) Option Acceleration. The vesting and exercisability of each option granted to the Employee by the Parent prior to January 28, 2008 (or of any property received by the Employee in exchange for such options in a Change of Control) shall be automatically accelerated in full. The vesting, exercisability or settlement of any other equity awards granted to the Employee by the Parent shall be accelerated to the extent set forth in the applicable equity award agreement between the Employee and the Parent or the Company.

(iv) Outplacement Services. The Employee shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $5,000. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company.

(v) Service Period. Notwithstanding any other provision of this Subsection (b), the Employee shall not be entitled to any benefits under this Subsection (b) unless and until the Employee has remained employed by the Company until the earliest to occur of (A) the date twelve (12) months after the Demotion or (B) the date when the Employee is subject to an Involuntary Termination.

(c) Other Termination. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, and if the Employee does not suffer a Demotion at any time within twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Parent’s or the Company’s then existing severance and benefits plans and policies at the time of such termination.

(d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to his or her termination; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through his or her termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company or the Company prior to his or her termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

(e) Commencement of Payments. For purposes of Section 409A of the Code, each periodic salary continuation payment under this Section 4 is hereby designated as a separate payment. If the Company determines that the Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his or her Separation, then (i) the salary continuation payments under this Section 4, to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after the Employee’s Separation and (ii) the installments that otherwise would have been paid during the first six months following the Employee’s Separation shall be paid in a lump sum when such salary continuation payments commence.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under this Agreement shall be payable up to such lesser amount which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by an independent public accountant firm designated by the Parent (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. In the event that the Employee is entitled to multiple benefits that constitute “parachute payments” and the Accountants determine that such benefits must be reduced under this Section 5, then any such reduction shall be applied first to amounts that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder). If there is more than one such amount, then such reduction shall be applied on a pro rata basis to all such amounts. Subject to the foregoing rules, the Employee shall be entitled to determine the order in which such benefits are reduced, as long as after the reduction no portion of any such benefits is subject to the excise tax imposed by Section 4999 of the Code.

6. Successors.

(a) Parent’s Successors. Any successor to the Parent (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Parent’s business and/or assets shall assume the Parent’s obligations under this Agreement and agree expressly to perform the Parent’s obligations under this Agreement in the same manner and to the same extent as the Parent would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Parent” shall include any successor to the Parent’s business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Subsection (b) or which becomes bound by the terms of this Agreement by operation of law.

(c) Employee’s Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Parent, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination or Demotion. Any Demotion, as well as any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination, shall be communicated by a notice to the other parties hereto given in accordance with this Section 7. Such notice shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination or Demotion under the provision(s) so indicated. In addition, the notice periods set forth in Sections 1(f) and 1(g) shall apply in the event of a Demotion or a resignation for Good Reason. The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination or a Demotion shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

8. Arbitration.

(a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Employee’s employment, including (but not limited to) claims against the Parent or the Company or against any current or former employee, director or agent of the Parent or the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

(b) Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent that applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Alameda County, California, or, at the Employee’s option, the county in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

(c) Costs. The parties shall share the costs of arbitration equally, except that the Parent or the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that the Employee would not be required to bear if he were to bring the dispute or claim in court. The Parent, the Company and the Employee shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

(d) Applicability. This Section 8 shall not apply to (i) workers’ compensation or unemployment insurance claims or (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by the Employee, the Parent or the Company.

9. Parent Guarantee. The Parent unconditionally guarantees all of the Company’s obligations under this Agreement. In the event that the Company for any reason fails to make any payment required of the Company under this Agreement, the Parent shall make such payment in the same manner and to the same extent as the Company was required to make such payment.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor (except as otherwise provided herein) shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee, by an authorized officer of the Parent and by an authorized officer of the Company

(other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Legal Fees and Expenses. The Company shall reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee in connection with negotiating and executing this Agreement; provided, however, that the Company shall not be obligated to reimburse such legal fees and expenses in excess of $5,000.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PARENT:	LOGITECH INTERNATIONAL S.A.

	By:	/s/ Gerald Quindlen
	Name:	Gerald Quindlen
	Title:	President & CEO

COMPANY:	LOGITECH INC.

	By:	/s/ Martha Tuma
	Name:	Martha Tuma
	Title:	Vice President, Human Resources

EMPLOYEE:	/s/ Guerrino De Luca
Guerrino De Luca